Exhibit 10.1

FIRST AMENDMENT TO THE

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

2004 LONG-TERM INCENTIVE COMPENSATION PLAN, AS AMENDED AND

RESTATED IN DECEMBER 2008

WHEREAS, Starwood Hotels & Resorts Worldwide, Inc. (the “Company”) maintains the Starwood Hotels & Resorts Worldwide, Inc. 2004 Long-Term Incentive Compensation Plan, as amended and restated in December 2008 (the “Plan”);

WHEREAS, the Compensation and Options Committee of the Board of Directors of the Company (the “Committee”) is responsible for administering the Plan, including but not limited to determining the type, terms and conditions of awards granted under the Plan;

WHEREAS, the Committee has made certain changes in the design its long-term incentive compensation awards (the “Design Changes”), which changes will be implemented with the awards granted under the Plan in February 2013 (the “2013 Awards”);

WHEREAS, the Committee desires to amend the Plan in order to accommodate the Design Changes;

WHEREAS, Section 14.1 of the Plan provides that the Committee may from time to time amend the Plan in whole or in part, provided that no such amendment shall adversely affect any rights or obligations with respect to any awards previously granted under the Plan unless the affected Participants consent in writing and that the Company shall obtain the approval of the Company’s stockholders before amending the Plan to the extent required by Code section 162(m) or 422 and/or the rules of the exchange upon which the Shares are traded or other applicable law;

WHEREAS, upon the advice of counsel, the officers of the Company have advised the Committee that the intended amendments will not adversely affect any rights or obligations with respect to any awards previously granted under the Plan and that stockholder approval of the intended amendments is not required by Code section 162(m) or 422, the rules of the New York Stock Exchange, or other applicable law;

NOW, THEREFORE, the Plan is hereby amended as follows, effective for awards granted under the Plan on and after the date hereof.

I.

Section 1.4 is amended to include the following new sentence at the end thereof:

“The Plan was amended in February 2013 in order to accommodate certain changes in the design of the Company’s long-term incentive compensation awards. These amendments apply to awards granted under the Plan on or after February 28, 2013, except as provided otherwise with respect to a specific amendment.”

II.

Section 2.6 is amended to read as follows:

2.6 “Change in Control” means, except as expressly provided otherwise in an Agreement or otherwise determined at any time by the Committee consistent with applicable laws, rules and regulations:

(a) Any Person (as defined below in this Section 2.6) is or becomes the beneficial owner within the meaning of Rule 13d-3 promulgated under the Act (but without regard to any time period specified in Rule 13d-3(d)(1)(i)), of twenty-five percent (25%) or more of either (i) the then outstanding Shares (the “Outstanding Shares”), or (ii) the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, (1) any acquisition by the Company, or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(c) Consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Shares and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than seventy-five percent (75%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Shares and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than: the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, the corporation resulting from such Corporate Transaction, and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly twenty-five percent (25%) or more of the Outstanding Shares or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, twenty-five percent (25%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

For purposes of this Section 2.6, the meaning of “Person” shall be based on the definition for person in Section 3(a)(9) of the Act, as modified and used in Section 13(d) and 14(d) of the Act.

Notwithstanding anything in this Plan or any Agreement to the contrary, to the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control (and other Participant rights that are tied to a Change in Control, such as vesting, shall not be affected by this paragraph).

III.

Section 2.11 is amended to read as follows, effective December 31, 2008:

2.11 “Disability” means, with respect to any Incentive Stock Option, a disability as determined under Code section 22(e)(3), and with respect to any other Award, (i) with respect to a Participant who is eligible to participate in the Employer’s program of long-term disability insurance, if any, a condition with respect to which the Participant is entitled to commence benefits under such program, and (ii) with respect to any Participant (including a Participant who is eligible to participate in the Employer’s program of long-term disability insurance, if any), a disability as determined under procedures established by the Committee or in any Agreement. Notwithstanding the preceding provisions of this Section 2.11 or anything in any Agreement to the contrary, to the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the Participant’s Disability, then there shall not be a Disability that triggers payment until the date (if any) that the Participant is disabled within the meaning of Code section 409A(a)(2)(C). Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Disability (and other Participant rights that are tied to a Disability, such as vesting, shall not be affected by the prior sentence).

IV.

Section 2.15 is amended to read as follows:

2.15 “Fair Market Value” means, on any given date:

(a) if the Shares are listed on the New York Stock Exchange (“NYSE”) on the given date, Fair Market Value on such date shall be the closing price for a Share on the NYSE on the immediately preceding day on which sales were made on the NYSE;

(b) if the Shares are listed on a national or regional securities exchange other than the NYSE on the given date, Fair Market Value on such date shall be the closing price for a Share on the securities exchange on the immediately preceding day on which sales were made on such exchange; or

(c) if neither (a) nor (b) applies on the given date, the fair market value of a Share on that date shall be determined in good faith by the Committee.

For purposes of subsection (b) above, if Shares are not traded on the NYSE but they are traded on more than one securities exchange on the given date, then the following exchange shall be referenced to determine Fair Market Value: (i) the NASDAQ, or (ii) if shares are not traded on the NASDAQ, the largest exchange on which Shares are traded.

Subject to the next two paragraphs of this Section 2.15, for purposes of any Shares awarded to Directors under Section 10.2 of this Plan, each reference in subsections (a) and (b) above to the closing price of a Share on the trading day immediately preceding the grant date for such Shares shall instead be a reference to the closing price of a Share on the last trading day of the calendar quarter immediately preceding the grant date for such Shares as specified in Section 10.2 (e.g., for purposes of any Shares awarded on September 30, 2013, under Section 10.2, ‘Fair Market Value’ shall be the NYSE closing price for a Share on June 28, 2013).

Notwithstanding the foregoing but subject to the next paragraph, if the Committee determines in its discretion that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the Agreement applicable to the Award. Such alternative definition may include a price that is based on the opening, actual, high, low, or average selling prices of a Share on the NYSE or other securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.

Notwithstanding the foregoing, (i) in the case of an Option or SAR, Fair Market Value shall be determined in accordance with a definition of fair market value that permits the Award to be exempt from Code section 409A; and (ii) in the case of an Option that is intended to qualify as an ISO under Code section 422 or an Award that is intended to qualify as performance-based compensation under Code section 162(m), Fair Market Value shall be determined by the Committee in accordance with the requirements of Code section 422 or Code section 162(m), as applicable.

V.

Section 7.2 is amended by adding the following sentence at the end thereof:

The Award may provide for lapse of the Restriction Period in monthly or longer installments over the course of the Restriction Period, as determined by the Committee in its discretion.

VI.

Article 10 is amended in its entirety to read as follows:

10.1 Director Awards. On each date that the Company makes its regular, annual grant of Awards to employees (the “Annual Grant Date”), each Director shall be granted a Stock Award or NQSO in an amount determined by the Committee; provided, however, that each individual who is first elected to serve as a Director on a date after an Annual Grant Date and prior to the next Annual Grant Date (“Prorated Grant Date”) shall be granted a prorated Stock Award and/or NQSO, as follows: if the Prorated Grant Date is less than 3 months after the Annual Grant Date, 100% of the Awards granted to Directors on the Annual Grant Date; if the Prorated Grant Date is at least 3 months but less than 6 months after the Annual Grant Date, 75% of the Awards granted to Directors on the Annual Grant Date; if the Prorated Grant Date is at least 6 months but less than 9 months after the Annual Grant Date, 50% of the Awards granted to Directors on the Annual Grant Date; if the Prorated Grant Date is at least 9 months but less than 12 months after the Annual Grant Date, 25% of the Awards granted to Directors on the Annual Grant Date.

10.2 Other Director Compensation. In place of cash compensation, on the last day of March, June, September and December of each calendar year, each Director shall be awarded, on a current basis or at the prior election of the Director on a deferred basis, a number of Shares (rounded to the nearest whole Share) equal to one-quarter of the dollar amount specified by the Committee for such calendar year divided by the Fair Market Value of a Share on such date; provided that such dollar amount shall be reduced to the extent a Director elects (prior to such immediately preceding December 31, or with respect to any person who became a Director subsequent to such date, within 30 days of becoming a Director) to receive cash in lieu of Shares under this Section 10.2 (a “Cash Election”). For purposes of Shares awarded under this Section 10.2, the definition of Fair Market Value in Section 2.15 above shall be applied by replacing each reference to the closing price of a Share on the trading day immediately preceding the grant date for such Shares with a reference to the closing price of a Share on the last trading day of the calendar quarter immediately preceding the grant date for such Shares (e.g., for purposes of any Shares awarded on September 30, 2013, under this Section 10.2, “Fair Market Value” shall be the NYSE closing price for a Share on June 28, 2013). The Committee shall specify the dollar amount in effect under this Section 10.2 for a calendar year no later than March 31 of such calendar year. Any Shares awarded pursuant to this Section 10.2 shall not be Restricted Stock. On or before each December 31 (or in the case of a person who first becomes a Director subsequent to December 31, within 30 days of becoming a Director), a Director may, by written notice to the Company, elect to defer receipt (a “Deferral Election”) of any or all of the Shares to be granted to the Director under this Section 10.2 (or cash to the extent of his or her Cash Election) which would otherwise be earned for service performed thereafter by him or her. Such election shall be made on a form prescribed by the Company for such deferrals and shall comply with the requirements of Code section 409A.”

VII.

Section 15.9(c) is amended in its entirety to read as follows:

(c) To the extent not preempted by federal law, the Plan and all Agreements hereunder shall be construed in accordance with and governed by the laws of the State of New York, excluding any conflicts or choice or law rule or principle that might otherwise refer construction or interpretation of the Plan or the Agreement (as applicable) to the substantive law of any other jurisdiction. Unless otherwise provided in the applicable Agreement, the recipient of an Award is deemed to submit to the exclusive jurisdiction and venue of the Federal and state courts of New York to resolve any and all issues that may arise out of or relate to the Plan or such Agreement.

VIII.

The following new Section 15.10 is added at the end of the Plan:

15.10: No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award; in the discretion of the Committee, the Company shall forfeit the value of fractional shares or make cash payments in lieu of fractional Shares.

*****

The foregoing First Amendment to the Plan has been executed on behalf of the Committee on this 26th day of February, 2013, effective on the date hereof.

COMPENSATION AND OPTIONS COMMITTEE OF THE BOARD OF DIRECTORS OF STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Jeff Cava
Name: Title:	Jeff Cava Executive Vice President and Chief Human Resources Officer